Exhibit 99.1

FOR IMMEDIATE RELEASE

Aircastle Appoints Paul O’Callaghan as Chief Operations Officer Effective March 1, 2023

Stamford, CT. January 15, 2023 — Aircastle Limited (“Aircastle”) announced today the appointment of Paul O’Callaghan as Chief Operations Officer effective March 1, 2023. Mr. O’Callaghan is currently Aircastle's EVP of Portfolio Management, a role he has held since May 2014. He joined Aircastle in September 2005 as VP, Technical. Prior to joining Aircastle, Mr. O’Callaghan held several aircraft maintenance management positions with several different airlines in Ireland and the U.S. He received a B.E. in Electronics from University College Dublin in 1994. As Chief Operations Officer, Paul will be responsible for portfolio operations, asset management and technical functions.
Mike Inglese, Aircastle’s CEO, commented, “We are pleased to promote and appoint Paul as our Chief Operations Officer to complement our deep and talented leadership team. With more than 26 years of relevant experience in portfolio management, aircraft trading and aircraft maintenance management, Paul brings considerable skills and expertise to lead this new function and support Aircastle's continued growth as a leading investor in commercial aircraft.”
About Aircastle Limited

Aircastle Limited acquires, leases and sells commercial jet aircraft to airlines throughout the world. As of November 30, 2022, Aircastle owned and managed on behalf of its joint ventures 250 aircraft leased to 76 customers located in 46 countries.

Contact:

Aircastle Advisor LLC
Jim Connelly, SVP ESG & Corporate Communications
Tel: +1-203-504-1871